QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

EnergySolutions Announces Second Quarter 2008 Results

Revenues of $460 million
EBITDA of $41.9 million
Net Income before the Non-Cash Impact of Amortization of Intangible Assets
of $17.2 million, or $0.19 per share

        SALT LAKE CITY, UT—August 11, 2008—EnergySolutions, Inc. (NYSE:ES) ("EnergySolutions" or the "Company"), a leading provider of specialized, technology-based nuclear services to government and commercial customers, today announced financial results for the Company's second quarter ended June 30, 2008.

Second Quarter 2008 Results

        Revenues for the quarter ended June 30, 2008, were $460 million, compared to $162 million for the same quarter in 2007. Gross profit was $61.1 million, compared to gross profit of $45.7 million for the quarter ended June 30, 2007. Selling, general and administrative expenses were $29.9 million, compared to $23.0 million in the same quarter of the prior year. Included in these expenses was $0.5 million related to the Company's secondary offering of 40.25 million shares, on behalf of its majority shareholder, which was completed in July. It is estimated that an additional $1.1 million of expenses related to the secondary offering will be incurred in the third quarter.

        The Company generated cash flow from operations of $20.8 million during the quarter, which enabled it to repay $10 million of long-term debt. This repayment, together with the effect of lower interest rates and repayments of debt from the proceeds of the Company's initial public offering in November 2007, have contributed to the reduction of interest expense, which was $11.2 million in the second quarter of 2008, compared to $15.3 million in the same quarter of last year.

        Net income for the quarter ended June 30, 2008 was $12.6 million, or $0.14 per diluted share, compared to $6.0 million for the same quarter a year ago. EBITDA during the quarter was $41.9 million, up from $32.3 million for the same quarter in the prior year, and net income before the non-cash impact of amortization of intangible assets was $17.2 million, or $0.19 per diluted share, based on 88.3 million fully diluted shares outstanding.

        "In this, our second full quarter as a public company, I am very pleased with the performance of each of our business units and the progress each has made in executing our long-term strategic goals," said R Steve Creamer, the Company's Chief Executive Officer. "We had a strong second quarter, particularly in our international operations, where we exceeded our performance targets on our Magnox contracts in the United Kingdom, resulting in increased efficiency fees earned by the Company during the quarter."

Business Segments—Second Quarter 2008

        The results of the Company's four business segments, on a GAAP basis, are presented in Table 5 in the accompanying schedules.

        Federal Services revenues for the second quarter of 2008 were $73.1 million, up from revenues of $37.2 million in the same quarter last year. Segment income from operations for the second quarter of 2008 was $6.3 million, compared to $7.6 million in the same quarter last year. The operating margin was 8.6%, compared to 20.4% in the same quarter of last year. During the fourth quarter 2007 and the first quarter 2008, the Company, at the request of its customer, the Department of Energy, assumed voting control over two joint ventures. As a result, these joint ventures were consolidated this year, adding approximately $36.0 million to revenues during the second quarter at a lower operating margin.

        Commercial Services revenues for the second quarter of 2008 were $26.2 million, compared to $38.6 million in the same quarter of last year. Segment income from operations was $6.2 million, up from $5.6 million in the same quarter last year. The operating margin was 23.8%, up from 14.4% in the same quarter last year. The improvement in the segment's income from operations was primarily due to increased revenues from the Company's spent fuel operations, which have higher margins, and decreased revenues from engineering projects, which have lower margins.

        Logistics, Processing and Disposal revenues for the second quarter of 2008 were $63.0 million, compared to $69.3 million in the same quarter of last year. Segment income from operations was $22.7 million, compared to $26.0 million in the same quarter last year. The operating margin for the second quarter of 2008 was 36.0%, compared to 37.5% in the same quarter of last year. The decreased revenues were primarily the result of lower volumes of waste disposed by the Company's federal customers at its facility in Clive, Utah.

        International revenues for the second quarter of 2008 were $298.0 million, compared to $16.7 million in the same quarter of last year. Segment income from operations was $13.8 million, compared to an operating loss of $2.0 million in the same quarter last year. The operating margin was 4.6% compared to a negative 11.7% in the same quarter of last year. The substantial increase in international revenues and segment operating income resulted from the acquisition of RSMC in June 2007. The operating profit for the quarter included $8.5 million of efficiency fees earned from its Magnox contracts.

Outlook for 2008

        "Stronger than expected performance this quarter, together with accelerated performance of commercial service contracts during the first quarter, will level out our earnings between the first half and second half of the year," Mr. Creamer added. "This is contrary to our forecasts at the beginning of the year, when we expected greater sales and earnings in the second half. We still estimate our full year revenues should be in the range of $1.8 billion to $1.9 billion and earnings per share should be in the range of $0.69 to $0.74, excluding approximately $1.6 million of expenses related to the Company's secondary offering completed on July 31, 2008. We expect earnings per share before the impact of non-cash amortization of intangible assets should be in the range of $0.89 to $0.94, excluding offering expenses," concluded Mr. Creamer. When calculating per share amounts, the Company assumes a weighted-average fully-diluted share count for the year of 89 million shares. EBITDA for the year ending December 31, 2008 is expected to be between $195 million and $205 million, excluding offering expenses. Amortization expense of intangible assets, net of related income tax expense, is expected to be $17.8 million. Compensation expense related to stock option grants is expected to be $9.1 million for 2008. Capital expenditures for the year are expected to be approximately $37 million, of which approximately $17 million relates to one-time purchases of equipment for the Company's Atlas mill tailings contract.

Forward-Looking Statements

        Statements in this news release regarding future financial and operating results and any other statements about the Company's future expectations, beliefs or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including economic conditions generally. Additional information on potential factors that could affect the Company's results and other risks and uncertainties are set forth in EnergySolutions, Inc. filings with the Securities and Exchange

Commission including its annual report on Form 10-K for the fiscal year ended December 31, 2007 and the prospectus for its secondary offering, filed with the Securities and Exchange Commission on July 25, 2008. The Company does not undertake any obligation to release publicly any revision to any of these forward-looking statements.

Conference Call

        The Company will conduct a conference call at 12:00 p.m. EDT on Monday, August 11, 2008, to discuss financial results for the second quarter ended June 30, 2008.

        Hosting the call will be R Steve Creamer, Chairman and Chief Executive Officer, and Philip Strawbridge, Chief Financial Officer.

        To participate in the event by telephone, please dial (866) 770-7125 five to ten minutes prior to the start time (to allow time for registration) and reference the conference passcode 26372089. International callers should dial (617) 213-8066 and use the same passcode.

        A replay of the call will be available on Monday, August 11, 2008, at 2:00 p.m. EDT through Monday, August 18, 2008, at 2:00 pm EDT. To access the replay, dial (888) 286-8010 and enter passcode 59034960. International callers should dial (617) 801-6888 and enter the same passcode.

        The conference call will be broadcast live over the Internet and can be accessed by all interested parties through the Company's Web site at www.energysolutions.com by clicking on the "investor relations" tab at the top of the home page. To listen to the live call, please visit the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. An audio replay of the event will be archived on EnergySolutions' Web site for 90 days.

About EnergySolutions

        EnergySolutions offers customers a full range of integrated services and solutions, including nuclear operations, characterization, decommissioning, decontamination, site closure, transportation, nuclear materials management, the safe, secure disposition of nuclear waste, and research and engineering services across the fuel cycle.

Contact:

  For more information, please contact:
  Tim Barney
  (801) 649-2233
  Email Contact

-FINANCIAL TABLES FOLLOW-

Table 1

ENERGYSOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in thousands, except per share data)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
Revenues	$460,345	$161,707	$962,098	$275,858
Cost of revenues	399,234	116,012	828,004	199,369

Gross profit	61,111	45,695	134,094	76,489
Selling, general and administrative expenses	29,921	23,012	58,511	51,340

Income from operations	31,190	22,683	75,583	25,149
Interest expense	(11,179)	(15,341)	(22,839)	(30,711)
Other income (expenses), net	242	410	(1,819)	558

Income (loss) before minority interests and income taxes	20,253	7,752	50,925	(5,004)
Minority interests	(505)	—	(700)	—
Income tax (expense) benefit	(7,153)	(1,760)	(18,337)	652

Net income (loss)	$12,595	$5,992	$31,888	$(4,352)

Net income per share:
Basic	$0.14		$0.36
Diluted	$0.14		$0.36
Number of shares used in per share calculations:
Basic	88,303,500		88,303,500
Diluted	88,310,022		88,310,022

Table 2

ENERGYSOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)

	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$42,242	$36,366
Accounts receivable, net of allowance for doubtful accounts	422,579	366,083
Other current assets	131,675	103,233

Total current assets	596,496	505,682
Property, plant & equipment, net	107,287	110,688
Goodwill	526,333	526,040
Other intangible assets,net	370,293	383,812
Other noncurrent assets	127,778	98,728

Total assets	$1,728,187	$1,624,950

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$1,698	$1,557
Accounts payable	187,082	155,663
Accrued expenses and other current liabilities	269,251	233,588
Other current liabilities	49,918	45,135

Total current liabilities	507,949	435,943
Long-term debt, less current portion	575,270	605,410
Other noncurrent liabilities	205,658	178,206

Total liabilities	1,288,877	1,219,559

Minority interests	899	68
Commitments and contingencies
Stockholders' equity	438,411	405,323

Total liabilities and stockholders' equity	$1,728,187	$1,624,950

Table 3

ENERGYSOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
Cash Provided by Operating Activities	$20,767	$39,102	$46,431	$71,564

Investing Activities
Purchases of businesses, net of cash acquired	—	(176,376)	—	(191,486)
Purchases of property, plant and equipment	(4,400)	(1,789)	(5,680)	(3,532)
Other items	27	—	27	—

Cash Used in Investing Activities	(4,373)	(178,165)	(5,653)	(195,018)

Financing Activities
Net borrowings (repayments) of long-term debt	(10,000)	176,000	(30,000)	164,000
Dividends/distributions to shareholders	(2,207)	(6,264)	(4,415)	(8,897)
Other items	(607)	(7,312)	(1,134)	(10,148)

Cash Provided by (Used in) Financing Activities	(12,814)	162,424	(35,549)	144,955

Effect of Exchange Rate on Cash	576	174	647	240

Increase in Cash and Cash Equivalents	$4,156	$23,535	$5,876	$21,741

Amortization of Intangible Assets	$7,181	$5,023	$14,378	$9,826

Depreciation	$4,436	$4,530	$9,057	$9,101

Table 4

ENERGYSOLUTIONS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND NET INCOME (LOSS)
BEFORE THE IMPACT OF AMORTIZATION OF INTANGIBLE ASSETS (UNAUDITED)
(Dollars in thousands, except per share data)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
Reconciliation of net income (loss) to EBITDA:
Net income (loss)	$12,595	$5,992	$31,888	$(4,352)
Interest expense	11,179	15,341	22,839	30,711
Interest rate swap loss (gain)	(629)	(308)	2,213	(38)
Income tax expense (benefit)	7,153	1,760	18,337	(652)
Depreciation expense	4,436	4,530	9,057	9,101
Amortization of intangible assets	7,181	5,023	14,378	9,826

EBITDA	$41,915	$32,338	$98,712	$44,596

Reconciliation of net income (loss) to net income (loss) before the impact of amortization of intangible assets:
Net income (loss)	$12,595	$5,992	$31,888	$(4,352)
Amortization of intangible assets	7,181	5,023	14,378	9,826
Income tax expense related to amortization of intangible assets	(2,608)	(1,140)	(5,249)	(1,280)

Net income (loss) before the impact of amortization of intangible assets	$17,168	$9,875	$41,017	$4,194

Net income before the impact of amortization of intangible assets per share:
Basic	$0.19		$0.46
Diluted	$0.19		$0.46
Number of shares used in per share calculations:
Basic	88,303,500		88,303,500
Diluted	88,310,022		88,310,022

        The Company defines EBITDA as earnings before interest expense, income taxes, depreciation and amortization. The Company uses EBITDA to facilitate a comparison of its operating performance on a consistent basis from period to period that, when viewed with its GAAP results and the above reconciliation, management believes it provides a more complete understanding of factors and trends affecting its business than GAAP measures alone. EBITDA assists management in comparing its operating performance on a consistent basis because it removes the impact of its capital structure (primarily interest charges), asset base (primarily depreciation and amortization) and items outside the control of its management team (taxes) from its results of operations. EBITDA should not be considered as a substitute for net income or income from operations, as determined in accordance with GAAP. EBITDA is not defined by GAAP, and you should not consider it in isolation or as a substitute for analyzing the Company's results as reported under GAAP.

        The Company defines net income before the impact of amortization of intangible assets as net income plus amortization expense of intangible assets, net of the related income tax expense of these items. Net income before the impact of amortization of intangible assets and net income before the impact of amortization of intangible assets per share are not computed in accordance with GAAP. These non-GAAP measures may be useful to investors seeking to compare the operating performance on a consistent basis from period to period that, when viewed with its GAAP results and the above reconciliation, management believes provides a more complete understanding of factors and trends affecting the Company's business than GAAP measures alone. Net income before the impact of amortization of intangible assets and net income before the impact of amortization of intangible assets per share should not be considered as a substitute for net income or net income per share, as determined in accordance with GAAP. Net income before the impact of amortization of intangible assets and net income before the impact of amortization of intangible assets per share are not defined by GAAP, and you should not consider them in isolation or as a substitute for analyzing the Company's results as reported under GAAP.

Table 5

ENERGYSOLUTIONS, INC.
REPORTING SEGMENT INFORMATION (UNAUDITED)
(Dollars in thousands)

	For the Quarter Ended June 30,				For the Six Months Ended June 30,
	2008		2007		2008		2007
Revenues
Federal Services	$73,124		$37,165		$117,711		$72,092
Commercial Services	26,225		38,606		56,820		63,947
LP&D	63,044		69,263		117,159		123,146
International	297,952		16,673		670,408		16,673

Total Revenues	$460,345		$161,707		$962,098		$275,858

Gross Profit and Margin
Federal Services	$9,106	12.5%	$10,678	28.7%	$17,222	14.6%	$19,350	26.8%
Commercial Services	7,985	30.4%	5,944	15.4%	19,565	34.4%	10,765	16.8%
LP&D	25,234	40.0%	28,096	40.6%	44,262	37.8%	45,397	36.9%
International Operations	18,786	6.3%	977	5.9%	53,045	7.9%	977	5.9%

Total Gross Profit	$61,111	13.3%	$45,695	28.3%	$134,094	13.9%	$76,489	27.7%

Income from Operations and Margin
Federal Services	$6,270	8.6%	$7,565	20.4%	$12,618	10.7%	$13,785	19.1%
Commercial Services	6,230	23.8%	5,563	14.4%	15,874	27.9%	5,624	8.8%
LP&D	22,665	36.0%	25,956	37.5%	38,989	33.3%	41,060	33.3%
International	13,823	4.6%	(1,959)	(11.7)%	43,928	6.6%	(1,959)	(11.7)%

Total Income from Operations before corporate unallocated items	48,988	10.6%	37,125	23.0%	111,409	11.6%	58,510	21.2%
Corporate unallocated items	(17,798)		(14,442)		(35,826)		(33,361)

Total Income from Operations	$31,190		$22,683		$75,583		$25,149

QuickLinks

Energy Solutions Announces Second Quarter 2008 Results